Exhibit 10.1

Execution Version

January 31, 2025

Nicolas Brien
At the address on file with the Company

RE: Interim Chief Executive Officer

Dear Nicolas,
Thank you for your agreement to serve as Interim Chief Executive Officer (“Interim CEO”) of Outfront Media, Inc. (the “Company”). This letter (the “Letter Agreement”) sets forth the terms of your employment as Interim CEO of the Company, which shall commence on February 10, 2025 (the “Effective Date”).

1.    Position. As of the Effective Date, you will serve as the Interim CEO of the Company and agree to perform all duties reasonable and consistent with that office and related to the Company’s business, as the Board of Directors of the Company (the “Board”) may assign to you. You will be permitted to work from a home office in California; provided, that (i) you will regularly travel to New York to render services from the Company’s New York office and (ii) from time-to-time you will be required to render services elsewhere as required for business reasons. You will report to the Board, and your service as Interim CEO will not affect your service as a member of the Board.

2.    Term. Your position as Interim CEO will commence on the Effective Date and end on the first to occur of the following: (a) the appointment of another individual as Chief Executive Officer of the Company, (b) your voluntary resignation of employment upon thirty (30) days’ written notice to the Company, (c) your “Termination for Cause” (as defined in the Company’s Omnibus Stock Incentive Plan), or (d) the termination of your employment in the event of your death or disability (such period of time, the “Term”). At the end of the Term, you will cease to be the Interim CEO of the Company (but your service as a member of the Board will not be affected).

3.    Compensation and Benefits. During the Term, you will be entitled to the following compensation and benefits, which will be lieu of any other compensation to which you may be entitled as a member of the Board:

a.    Base Salary. You will receive a base salary at a rate of $66,667 per month, less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices (the “Base Salary”).

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b.    Annual Bonus. You will be eligible to receive an annual cash bonus solely for fiscal year 2025 (“2025 Cash Bonus”) in accordance with the Executive Bonus Plan and will have an annual bonus target equal to 100% of earned Base Salary (the “Target Bonus”) with a maximum bonus opportunity equal to 200% of the Target Bonus,. Your 2025 Cash Bonus, if any, will be paid to you based on actual performance when such bonuses are generally paid to similarly situated employees of the Company. In the event of your termination of employment for the reasons set forth in Paragraph 2(a) or 2(d) of this Letter Agreement, you will remain eligible to receive a 2025 Cash Bonus, but, if your employment terminates for the reasons set forth in Paragraph 2(b) or 2(c) before the end of calendar year 2025, you will cease to be eligible.

c.    Long-Term Incentive Award. In connection with your appointment as Interim CEO, you will be granted a one-time award of restricted stock units (“RSUs”) under the Company’s Omnibus Stock Incentive Plan with a grant date fair value equal to $1,333,333, which award will be approved on February 20, 2025 and granted to you in accordance with the Company’s standard equity award grant practices and at the same time as annual awards are granted to other senior executives of the Company. The RSUs will vest (and deliver) in full on the one year anniversary of the grant date, subject to your continued employment through such date. Notwithstanding the foregoing sentence, in the event of your termination of employment for the reasons set forth in Paragraph 2(a) or 2(d) of this Letter Agreement, the RSUs will remain outstanding and continue to vest based on your service as a member of the Board, provided, that if you are no longer serving as a member of the Board at such time or cease to serve as a member of the Board after such time but before the one-year anniversary of the grant date, the RSUs will vest pro-rata, based on the number of days elapsed from the grant date through and including the date your role as Interim CEO or member of the Board terminates (whichever is later). The terms of the RSUs, including the applicable vesting provisions, will be set forth in a separate award agreement.

d.    Benefits. You will be eligible to participate in the Company’s benefit plans made available to senior executives of the Company to the extent you meet the eligibility requirements of such plans and you do not waive your participation rights or coverage.

e.    Business Expenses. The Company will reimburse you for such reasonable travel (including business class travel) and other expenses in the performance of your duties as are customarily reimbursed to the Company’s executives at comparable levels.

4.    Legal Fees. Upon presentation of reasonable documentation, the Company will reimburse you for reasonable and customary attorneys’ fees incurred in connection with the review of this Letter Agreement, up to a maximum amount of $25,000.

5.    Employee Non-Solicitation Covenant. You agree that, while employed by Company and for twelve (12) months thereafter, you will not, directly or indirectly, employ or solicit the employment of any person who is then or has been within twelve (12) months prior thereto, an employee of the Company or any of any entity in which the Company directly or indirectly owns at least 20% of the voting power.

6.    Section 409A. It is intended that any amounts payable under this Letter Agreement shall be exempt from or comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”) and, accordingly, all provisions of this Letter Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If and to the extent that any payment or benefit hereunder, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six- month period specified in the preceding sentence will be paid to you in a lump sum or provided to you as soon as practicable after the expiration of such six-month period. Each payment or benefit hereunder shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits.

7.    Governing Law. This Letter Agreement will be governed by and construed in accordance with the laws of the state of New York without reference to principles of conflict of laws.

8.    Complete Agreement. This Letter Agreement and the award agreement referred to in Section 3(c) herein embody the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

[Signature Page Follows]

Please confirm, by returning to the Company the enclosed copy of this letter, signed where indicated, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

We truly appreciate your assistance during this transition.

Very truly yours,

/s/ Michael J. Dominguez
Name: Michael J. Dominguez
Title: Member of the Board

ACCEPTED AND AGREED,
as of the date first written above

/s/ Nicolas Brien
Nicolas Brien

[Signature Page to Letter Agreement]